Exhibit 99.1

Antero Midstream Announces Third Quarter 2023 Financial and Operating Results

Denver, Colorado, October 25, 2023—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its third quarter 2023 financial and operating results. The relevant unaudited condensed consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Third Quarter 2023 Highlights:

•	Gathering and compression volumes increased by 13% and 17%, respectively, compared to the prior year quarter
•	Net Income was $98 million, or $0.20 per diluted share, an 18% per share increase compared to the prior year quarter
•	Adjusted Net Income was $111 million, or $0.23 per diluted share, a 15% per share increase compared to the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $251 million, a 12% increase compared to the prior year quarter and 3% sequentially (non-GAAP measure)
•	Capital expenditures were $57 million
•	Free Cash Flow before dividends was $138 million and Free Cash Flow after dividends was $30 million (non-GAAP measures)
•	Leverage declined to 3.4x at September 30, 2023 (non-GAAP measure)

Full Year 2023 Guidance Update:

•	Increasing Adjusted EBITDA by $10 million at the midpoint to a range of $970 to $990 million (non-GAAP measure)
•	Increasing Free Cash Flow after dividends by $5 million at the midpoint to a range of $135 to $155 million (non-GAAP measures)

Paul Rady, Chairman and CEO said, “During the third quarter, Antero Midstream delivered double-digit year-over-year throughput growth that set company records. The combination of well outperformance, acceleration of wells serviced by the fresh water delivery system, and operational success have resulted in year-to-date results that have exceeded expectations. Our organic growth strategy, supplemented by high-visibility, accretive acquisitions over the last year, has resulted in increased scale at Antero Midstream while maintaining a strong balance sheet and liquidity position.”

Brendan Krueger, CFO of Antero Midstream, said “The third quarter marked the fifth consecutive quarter that Antero Midstream has generated Free Cash Flow after dividends. Our disciplined approach utilizing Free Cash Flow after dividends to reduce debt has resulted in over $100 million of absolute debt reduction year-to-date and leverage declining to 3.4x.”

Mr. Krueger further added, “Looking ahead to 2024, we expect this Free Cash Flow to continue to increase compared to 2023, resulting in further absolute debt reduction and declining leverage towards our 3.0x target. This positions Antero Midstream to evaluate further return of capital to our shareholders in 2024.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage, and Free Cash Flow before and after dividends please see “Non-GAAP Financial Measures.”

2023 Guidance Update

The following is a summary of Antero Midstream’s updated 2023 guidance ($ in millions):

	Twelve Months Ended December 31, 2023		Change vs. Prior Guidance	Change vs. Initial Guidance
	Low	High	(At midpoint)	(At midpoint)
Net Income	$360	$380	$(5)	$10
Adjusted Net Income	415	435	(5)	10
Adjusted EBITDA	970	990	10	30
Capital Expenditures	180	200	—	(15)
Interest Expense	210	220	5	5
Free Cash Flow Before Dividends	565	585	5	40
Total Dividends	430	430	—	—
Free Cash Flow After Dividends	135	155	5	40

Third Quarter 2023 Financial Results

Low pressure gathering volumes for the third quarter of 2023 averaged 3,323 MMcf/d, a 13% increase as compared to the prior year quarter. Low pressure gathering volumes subject to the growth incentive fee were in excess of the threshold target of 2,900 MMcf/d, resulting in a $12 million rebate to Antero Resources. Compression volumes for the third quarter of 2023 averaged 3,271 MMcf/d, a 17% increase compared to the prior year quarter. High pressure gathering volumes averaged 2,935 MMcf/d, a 5% increase compared to the prior year quarter. Fresh water delivery volumes averaged 106 MBbl/d during the quarter, a 3% increase compared to the prior year.

Gross processing volumes from the processing and fractionation joint venture with MLPX, LP (“Joint Venture”) averaged 1,616 MMcf/d for the third quarter of 2023, a 10% increase compared to the prior year quarter. Joint Venture processing capacity was approximately 100% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 40 MBbl/d, an 11% increase compared to the prior year quarter. Joint Venture fractionation capacity was also 100% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended September 30,
Average Daily Volumes:	2022	2023	% Change
Low Pressure Gathering (MMcf/d)	2,952	3,323	13%
Compression (MMcf/d)	2,794	3,271	17%
High Pressure Gathering (MMcf/d)	2,802	2,935	5%
Fresh Water Delivery (MBbl/d)	103	106	3%
Gross Joint Venture Processing (MMcf/d)	1,474	1,616	10%
Gross Joint Venture Fractionation (MBbl/d)	36	40	11%

For the three months ended September 30, 2023, revenues were $264 million, comprised of $206 million from the Gathering and Processing segment and $58 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $26 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $24 million and $28 million, respectively. Water Handling operating expenses include $23 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $9 million during the third quarter of 2023. Total operating expenses during the third quarter of 2023 included $31 million of depreciation and $8 million of equity-based compensation expense.

Net Income was $98 million, or $0.20 per diluted share, an 18% per share increase compared to the prior year quarter. Net Income adjusted for amortization of customer relationships and loss (gain) on asset sale, net of tax effects of reconciling items, or Adjusted Net Income, was $111 million. Adjusted Net Income was $0.23 per share, a 15% per share increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended September 30,
	2022	2023
Net Income	$84,014	97,820
Amortization of customer relationships	17,668	17,668
Loss (gain) on asset sale	(2,092)	467
Tax effect of reconciling items(1)	(4,012)	(4,663)
Adjusted Net Income	$95,578	111,292

(1)	The statutory tax rates for the three months ended September 30, 2022 and 2023 were 25.8% and 25.7%, respectively.

Adjusted EBITDA was $251 million, a 12% increase compared to the prior year quarter. Interest expense was $55 million, a 15% increase compared to the prior year quarter. Capital expenditures were $57 million, a 54% increase compared to the prior year quarter. Free Cash Flow before dividends was $138 million, in line with the prior year quarter. Free Cash Flow after dividends was $30 million, in line with the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended September 30,
	2022	2023
Net Income	$84,014	97,820
Interest expense, net	47,835	55,233
Income tax expense	30,332	36,657
Depreciation expense	34,206	30,745
Amortization of customer relationships	17,668	17,668
Loss (gain) on asset sale	(2,092)	467
Accretion of asset retirement obligations	50	45
Equity-based compensation	5,553	8,349
Equity in earnings of unconsolidated affiliates	(24,411)	(27,397)
Distributions from unconsolidated affiliates	29,965	31,330
Adjusted EBITDA	$223,120	250,917
Interest expense, net	(47,835)	(55,233)
Capital expenditures (accrual-based)	(37,168)	(57,271)
Free Cash Flow before dividends	$138,117	138,413
Dividends declared (accrual-based)	(107,659)	(107,936)
Free Cash Flow after dividends	$30,458	30,477

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended September 30,
	2022	2023
Net cash provided by operating activities	$176,795	202,437
Amortization of deferred financing costs	(1,440)	(1,506)
Settlement of asset retirement obligations	479	174
Changes in working capital	(549)	(5,421)
Capital expenditures (accrual-based)	(37,168)	(57,271)
Free Cash Flow before dividends	$138,117	138,413
Dividends declared (accrual-based)	(107,659)	(107,936)
Free Cash Flow after dividends	$30,458	30,477

Third Quarter 2023 Operating Update

Gathering and Processing — During the third quarter of 2023, Antero Midstream connected 20 wells to its gathering system.

Water Handling— Antero Midstream’s water delivery systems serviced 15 well completions during the third quarter of 2023.

Capital Investments

Accrued capital expenditures were $57 million during the third quarter of 2023. The company invested $42 million in gathering and compression and $15 million in water infrastructure primarily in the liquids-rich midstream corridor of the Marcellus Shale.

Conference Call

A conference call is scheduled on Thursday, October 26, 2023 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, November 2, 2023 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13740754. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, November 2, 2023 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships and loss (gain) on asset sale, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus interest expense, net, income tax expense, depreciation expense, amortization of customer relationships, loss (gain) on asset sale, loss on settlement of asset retirement obligations, accretion of asset retirement obligations, and equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

*	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
*	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
*	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less interest expense, net and accrual-based capital expenditures. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended September 30,
	2022	2023
Capital expenditures (as reported on a cash basis)	$57,120	45,286
Change in accrued capital costs	(19,952)	11,985
Capital expenditures (accrual basis)	$37,168	57,271

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

September 30, 2023
Bank credit facility	$676,400
7.875% senior notes due 2026	550,000
5.75% senior notes due 2027	650,000
5.75% senior notes due 2028	650,000
5.375% senior notes due 2029	750,000
Consolidated total debt	$3,276,400
Cash and cash equivalents	—
Consolidated net debt	$3,276,400

The following table reconciles Net Income to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

Twelve Months Ended September 30, 2023
Net Income	$354,132
Interest expense, net	217,653
Income tax expense	130,118
Depreciation expense	134,755
Amortization of customer relationships	70,672
Accretion of asset retirement obligation	177
Equity-based compensation	28,803
Equity in earnings of unconsolidated affiliates	(101,576)
Distributions from unconsolidated affiliates	124,890
Loss on settlement of asset retirement obligation	620
Loss on asset sale	6,027
Adjusted EBITDA	$966,271

Antero Midstream has not included a reconciliation of Adjusted Net Income, Adjusted EBITDA and Free Cash Flow before and after dividends to the nearest GAAP financial measures because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in millions):

	Twelve Months Ended December 31, 2023
	Low	High
Depreciation expense	$135	$145
Equity based compensation expense	25	35
Amortization of customer relationships	70	75
Distributions from unconsolidated affiliates	125	135

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, Antero Midstream’s ability to realize the benefits of the Marcellus bolt-on acquisition, including the anticipated capital avoidance and synergies, Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

For more information, contact Justin Agnew, Director – Finance and Investor Relations of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	September 30,
	2022	2023
Assets
Current assets:
Accounts receivable–Antero Resources	$86,152	93,019
Accounts receivable–third party	575	764
Income tax receivable	940	940
Other current assets	1,326	811
Total current assets	88,993	95,534

Property and equipment, net	3,751,431	3,782,554
Investments in unconsolidated affiliates	652,767	635,954
Customer relationships	1,286,103	1,233,099
Other assets, net	12,026	11,570
Total assets	$5,791,320	5,758,711

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$5,436	3,669
Accounts payable–third party	22,865	24,683
Accrued liabilities	72,715	81,628
Other current liabilities	1,061	669
Total current liabilities	102,077	110,649
Long-term liabilities:
Long-term debt	3,361,282	3,258,537
Deferred income tax liability	131,215	228,636
Other	4,428	9,749
Total liabilities	3,599,002	3,607,571

Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2022 and September 30, 2023 Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2022 and September 30, 2023	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 478,497 and 479,678 issued and outstanding as of December 31, 2022 and September 30, 2023, respectively	4,785	4,797
Additional paid-in capital	2,104,740	2,048,523
Retained earnings	82,793	97,820
Total stockholders' equity	2,192,318	2,151,140
Total liabilities and stockholders' equity	$5,791,320	5,758,711

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2022	2023
Revenue:
Gathering and compression–Antero Resources	$185,640	214,992
Water handling–Antero Resources	61,411	66,132
Water handling–third party	1,651	383
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	231,034	263,839
Operating expenses:
Direct operating	46,648	51,914
General and administrative (including $5,553 and $8,349 of equity-based compensation in 2022 and 2023, respectively)	13,587	17,633
Facility idling	865	722
Depreciation	34,206	30,745
Accretion of asset retirement obligations	50	45
Loss (gain) on asset sale	(2,092)	467
Total operating expenses	93,264	101,526
Operating income	137,770	162,313
Other income (expense):
Interest expense, net	(47,835)	(55,233)
Equity in earnings of unconsolidated affiliates	24,411	27,397
Total other expense	(23,424)	(27,836)
Income before income taxes	114,346	134,477
Income tax expense	(30,332)	(36,657)
Net income and comprehensive income	$84,014	97,820

Net income per share–basic	$0.18	0.20
Net income per share–diluted	$0.17	0.20

Weighted average common shares outstanding:
Basic	478,460	479,676
Diluted	480,318	482,840

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

	Three Months Ended		Amount of
	September 30,		Increase	Percentage
	2022	2023	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	271,569	305,676	34,107	13%
Compression (MMcf)	257,025	300,967	43,942	17%
Gathering—high pressure (MMcf)	257,757	269,986	12,229	5%
Fresh water delivery (MBbl)	9,515	9,750	235	2%
Other fluid handling (MBbl)	5,280	4,961	(319)	(6)%
Wells serviced by fresh water delivery	18	15	(3)	(17)%
Gathering—low pressure (MMcf/d)	2,952	3,323	371	13%
Compression (MMcf/d)	2,794	3,271	477	17%
Gathering—high pressure (MMcf/d)	2,802	2,935	133	5%
Fresh water delivery (MBbl/d)	103	106	3	3%
Other fluid handling (MBbl/d)	57	54	(3)	(5)%
Average Realized Fees:
Average gathering—low pressure fee ($/Mcf)	$0.34	0.35	0.01	3%
Average compression fee ($/Mcf)	$0.21	0.21	—	*
Average gathering—high pressure fee ($/Mcf)	$0.21	0.21	—	*
Average fresh water delivery fee ($/Bbl)	$4.04	4.20	0.16	4%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	135,611	148,672	13,061	10%
Fractionation—Joint Venture (MBbl)	3,287	3,680	393	12%
Processing—Joint Venture (MMcf/d)	1,474	1,616	142	10%
Fractionation—Joint Venture (MBbl/d)	36	40	4	11%

* Not meaningful or applicable.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended September 30, 2023
	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$226,992	66,132	—	293,124
Revenue–third-party	—	383	—	383
Gathering—low pressure fee rebate	(12,000)	—	—	(12,000)
Amortization of customer relationships	(9,271)	(8,397)	—	(17,668)
Total revenues	205,721	58,118	—	263,839
Operating expenses:
Direct operating	23,547	28,367	—	51,914
General and administrative (excluding equity-based compensation)	5,797	2,383	1,104	9,284
Equity-based compensation	6,443	1,656	250	8,349
Facility idling	—	722	—	722
Depreciation	17,710	13,035	—	30,745
Accretion of asset retirement obligations	—	45	—	45
Loss on asset sale	467	—	—	467
Total operating expenses	53,964	46,208	1,354	101,526
Operating income	151,757	11,910	(1,354)	162,313
Other income (expense):
Interest expense, net	—	—	(55,233)	(55,233)
Equity in earnings of unconsolidated affiliates	27,397	—	—	27,397
Total other income (expense)	27,397	—	(55,233)	(27,836)
Income before income taxes	179,154	11,910	(56,587)	134,477
Income tax expense	—	—	(36,657)	(36,657)
Net income and comprehensive income	$179,154	11,910	(93,244)	97,820

Adjusted EBITDA				$250,917

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2022	2023
Cash flows provided by (used in) operating activities:
Net income	$243,449	271,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	98,181	101,174
Accretion of asset retirement obligations	178	133
Impairment of property and equipment	3,702	—
Deferred income tax expense	84,798	97,422
Equity-based compensation	14,026	23,175
Equity in earnings of unconsolidated affiliates	(70,467)	(77,825)
Distributions from unconsolidated affiliates	90,470	94,900
Amortization of customer relationships	53,004	53,004
Amortization of deferred financing costs	4,268	4,463
Settlement of asset retirement obligations	(1,395)	(869)
Loss on settlement of asset retirement obligations	539	620
Loss (gain) on asset sale	(2,242)	6,036
Changes in assets and liabilities:
Accounts receivable–Antero Resources	5,596	(6,867)
Accounts receivable–third party	(822)	436
Other current assets	242	(1,307)
Accounts payable–Antero Resources	(2,006)	(1,766)
Accounts payable–third party	12,228	1,214
Accrued liabilities	(2,773)	5,460
Net cash provided by operating activities	530,976	570,742
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	(190,407)	(90,175)
Additions to water handling systems	(45,747)	(39,850)
Investments in unconsolidated affiliates	—	(262)
Return of investment in unconsolidated affiliate	17,000	—
Acquisition of gathering systems and facilities	—	(266)
Cash received in asset sales	4,026	1,071
Change in other assets	(24)	(26)
Change in other liabilities	(804)	—
Net cash used in investing activities	(215,956)	(129,508)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(325,120)	(326,871)
Dividends to preferred stockholders	(413)	(413)
Payments of deferred financing costs	(302)	—
Borrowings (repayments) on bank credit facilities, net	17,600	(105,600)
Employee tax withholding for settlement of equity compensation awards	(6,785)	(8,350)
Net cash used in financing activities	(315,020)	(441,234)
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$130,236	159,019
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$(17,130)	9,171